Exhibit 10.2

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

______________________________

Text of Plan

Amendment and Restatement Generally Effective January 1, 2005

______________________________

RUDDICK CORPORATION
301 South Tryon Street, Suite 1800
Charlotte, North Carolina 28202

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

     Effective as of the 1st day of January, 2005, Ruddick Corporation, a corporation duly organized and existing under the laws of the State of North Carolina (the “Controlling Company”), hereby adopts this amended and restated Ruddick Corporation Flexible Deferral Plan (the “Plan”). This restated Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Code”) and the regulations and other guidance issued thereunder, as in effect from time to time. The restated Plan also includes certain Code Section 409A transitional amendments that were previously approved consistent with the requirements of IRS Notice 2005-1, Q&A-19(c) and Q&A-20 and subsequent guidance. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A or related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements. The benefits provided under the Plan that are subject to Code Section 409A include benefits earned and vested prior to January 1, 2005.

     The Plan also reflects amendments effective October 1, 2005, that provide for the restoration to Participants of the automatic retirement contributions such Participants would have received under the Ruddick Savings Plan if not for certain exclusions from and limitations on compensation applicable under the terms of the Ruddick Savings Plan, and that make changes to the Make-Up ESOP and Make-Up Pension Contribution formulas under the Plan to coordinate such contributions with amendments made to the underlying qualified plans effective October 1, 2005.

BACKGROUND AND PURPOSE

     A. Goal. The Controlling Company desires to provide its designated key management employees (and those of its affiliated and related companies that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual base salary and incentive compensation; (ii) to provide such employees with matching contributions with respect to a portion of such deferrals; (iii) to restore the employer contributions that such employees would have been credited with under the Ruddick Employee Stock Ownership Plan if not for certain exclusions from compensation applicable under the terms of such plan; (iv) to restore the retirement income that such employees would have accrued under the Ruddick Corporation Employees’ Pension Plan if not for certain exclusions from compensation applicable under the terms of such plan; and (v) to restore the automatic retirement contributions that certain employees would have been credited with under the Ruddick Savings Plan if not for certain exclusions from, and limitations on, compensation applicable under the terms of such plan.

     B. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals and contributions may be made and to describe the nature and extent of the employees’ rights to such amounts.

     C. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees.

STATEMENT OF AGREEMENT

     To adopt the Plan described above with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

1.44	RUDDICK SAVINGS PLAN	7
1.45	SURVIVING SPOUSE	7
1.46	TERMINATION OF EMPLOYMENT	7
1.47	TRUST OR TRUST AGREEMENT	7
1.48	TRUST FUND	7
1.49	TRUSTEE	8
1.50	UNFORESEEABLE EMERGENCY	8
1.51	VALUATION DATE	8
1.52	YEARS OF EMPLOYMENT	8
ARTICLE II ELIGIBILITY AND PARTICIPATION		9
2.1	INITIAL ELIGIBILITY REQUIREMENTS	9
(a)	Deferral Contributions	9
(b)	Matching Contributions	9
(c)	Make-Up ESOP Contributions	9
(d)	Make-Up ARC Contributions	9
(e)	Make-Up Pension Contributions	9
2.2	PROCEDURE FOR ADMISSION	9
2.3	CESSATION OF ELIGIBILITY	10
(a)	Termination of Employment	10
(b)	Failure to Maintain Highly-Compensated Status	10
(c)	Removal from Select Group	10
(d)	Inactive Participation	10
ARTICLE III PARTICIPANTS' ACCOUNTS; DEFERRALS AND CREDITING		11
3.1	PARTICIPANTS' ACCOUNTS	11
(a)	Establishment of Accounts	11
(b)	Nature of Contributions and Accounts	11
(c)	Several Liabilities	11
(d)	General Creditors	11
3.2	DEFERRAL CONTRIBUTIONS	12
(a)	General Rule	12
(b)	Minimum Deferrals	12
3.3	PROCEDURE FOR ELECTIONS	12
(a)	Effective Date	12
(b)	Termination	13
(c)	Amount	13
(d)	Incentive Compensation Payment Election	13
3.4	CREDITING OF DEFERRAL CONTRIBUTIONS	14
3.5	MATCHING CONTRIBUTIONS	14
3.6	MAKE-UP ESOP CONTRIBUTIONS	15
3.7	MAKE-UP ARC CONTRIBUTIONS	16
3.8	MAKE-UP PENSION CONTRIBUTIONS	16
3.9	DEBITING OF DISTRIBUTIONS	18
3.10	CREDITING OF EARNINGS	18
(a)	Rate of Return	18
(b)	Amount Invested	18
(c)	Determination of Amount	18
3.11	VALUE OF ACCOUNT	18
3.12	VESTING	18
(a)	Deferral Contributions	18
(b)	Matching Contributions	18
(c)	Make-Up ESOP Contributions	19

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(d)	Make-Up ARC Contributions	19
(e)	Make-Up Pension Contributions	19
(f)	Change in Control	19
3.13	NOTICE TO PARTICIPANTS OF ACCOUNT BALANCES	19
3.14	GOOD FAITH VALUATION BINDING	19
3.15	ERRORS AND OMISSIONS IN ACCOUNTS	19
ARTICLE IV INVESTMENT FUNDS		20
4.1	SELECTION BY ADMINISTRATIVE COMMITTEE	20
4.2	PARTICIPANT DIRECTION OF DEEMED INVESTMENTS	20
(a)	Nature of Participant Direction	20
(b)	Investment of Contributions	20
(c)	Investment of Existing Account Balances	20
(d)	Administrative Committee Discretion	21
ARTICLE V PAYMENT OF ACCOUNT BALANCES		22
5.1	DISTRIBUTIONS SUBACCOUNTS	22
(a)	Generally	22
(b)	Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions	22
(c)	Deferral Contributions	22
5.2	RETIREMENT SUBACCOUNT	22
(a)	General Rule Concerning Payments	22
(b)	Special Rule Concerning Payments of Make-Up ARC Contributions	22
(c)	Timing of Distribution	23
(d)	Form of Distribution	23
5.3	IN-SERVICE SUBACCOUNTS	24
(a)	General Rule	24
(b)	Timing of Distribution	24
(c)	Form of Distribution	25
(d)	Termination of Employment	26
5.4	DISABILITY BENEFITS	26
(a)	General Rule Concerning Payments	26
(b)	Timing of Distribution	27
(c)	Form of Distribution	27
5.5	DEATH BENEFITS	27
5.6	CHANGE IN CONTROL	28
5.7	MANDATORY CASH-OUT	28
5.8	FORM OF ASSETS	28
5.9	WITHDRAWALS FOR UNFORESEEABLE EMERGENCY	28
5.10	BENEFICIARY DESIGNATION	28
(a)	General	28
(b)	No Designation or Designee Dead or Missing	29
(c)	Multiple Primary Beneficiaries	29
(d)	Forfeiture of Benefits In the Case of Murder or Manslaughter	29
5.11	OFFSET FOR OBLIGATIONS TO THE COMPANY	29
5.12	TAXES	30
5.13	ACCELERATION OF PAYMENT	30
5.14	DELAY OF PAYMENT	30
5.15	PARTICIPANT’S RIGHT TO CANCEL DEFERRALS OR TERMINATE PARTICIPATION IN
	PLAN BY DECEMBER 31, 2005	30
5.16	PARTICIPANT’S RIGHT TO CHANGE PAYMENT ELECTIONS BY NOVEMBER 30, 2008	30

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ARTICLE VI CLAIMS		32
6.1	PRESENTATION OF CLAIMS	32
6.2	CLAIMS PROCEDURE	32
6.3	REVIEW PROCEDURE	32
6.4	SPECIAL PROCEDURES APPLICABLE TO DISABILITY BENEFITS	33
6.5	LEGAL ACTION	33
6.6	SATISFACTION OF CLAIMS	33
ARTICLE VII SOURCE OF FUNDS; TRUST		34
7.1	SOURCE OF FUNDS	34
7.2	TRUST	34
(a)	Establishment	34
(b)	Distributions	34
(c)	Status of the Trust	34
(d)	Change in Control	35
ARTICLE VIII ADMINISTRATIVE COMMITTEE		36
8.1	APPOINTMENT OF ADMINISTRATIVE COMMITTEE	36
(a)	Administrative Committee	36
(b)	Appointments by Controlling Company	36
8.2	ADMINISTRATION GENERALLY	36
8.3	ORGANIZATION OF ADMINISTRATIVE COMMITTEE	36
8.4	POWERS AND RESPONSIBILITY OF ADMINISTRATIVE COMMITTEE	37
8.5	RECORDS OF COMMITTEES	37
(a)	Notices and Directions	37
(b)	Records of Administrative Committee	38
8.6	CONSTRUCTION OF THE PLAN	38
8.7	DIRECTION OF TRUSTEE	38
8.8	INDEMNIFICATION	38
ARTICLE IX AMENDMENT AND TERMINATION		39
9.1	AMENDMENTS	39
9.2	TERMINATION OF PLAN	39
9.3	AUTHORIZATION AND DELEGATION TO THE ADMINISTRATIVE COMMITTEE AND
	CONTROLLING COMPANY	40
ARTICLE X MISCELLANEOUS		41
10.1	TAXATION	41
10.2	NO EMPLOYMENT CONTRACT	41
10.3	HEADINGS	41
10.4	GENDER AND NUMBER	41
10.5	ASSIGNMENT OF BENEFITS	41
10.6	LEGALLY INCOMPETENT	41
10.7	GOVERNING LAW	42
10.8	EXCLUSIVE BENEFIT	42
EXHIBIT A PARTICIPATING COMPANIES		A1

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ARTICLE I
DEFINITIONS

     For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.

     1.1 Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. The Administrative Committee, as required by the terms of the Plan and otherwise as it deems necessary or desirable in its sole discretion, may establish and maintain separate subaccounts for each Participant and Beneficiary. “Account” shall refer to the aggregate of all separate subaccounts or to individual, separate subaccounts, as may be appropriate in context.

     1.2 Active Participant means any Eligible Employee who has become a Participant and who has not been removed from active participation as described in Section 2.3.

     1.3 Adjusted ARC Compensation means a Participant’s compensation as defined under the Ruddick Savings Plan for purposes of automatic retirement contributions, but determined without excluding (i) any Deferral Contributions that the Participant elects to make under the Plan (the “FDP Deferral Component”) or (ii) any amounts disregarded by the Ruddick Savings Plan due to the limitations under Code Section 401(a)(17), such Section 401(a)(17) amount to be limited to $52,500 for the period from October 1, 2005 to December 31, 2005 (the “Excess Considered Pay Component”).

     1.4 Adjusted ESOP Compensation means a Participant’s compensation as defined under the Ruddick ESOP for employer contribution purposes, but determined without excluding (i) any Deferral Contributions that the Participant elects to make under the Plan or (ii) any amounts disregarded by the Ruddick ESOP due to the limitations under Code Section 401(a)(17).

     1.5 Adjusted Pension Compensation means a Participant’s compensation as defined under the Ruddick Pension Plan for benefit accrual purposes, but determined without excluding any Deferral Contributions that the Participant elects to make under the Plan.

     1.6 Administrative Committee means the committee appointed by the Board to act on behalf of the Controlling Company in administering the Plan, as provided in Article VIII.

     1.7 Affiliate means any corporation or other entity that is required to be aggregated with the Controlling Company under Code Sections 414(b) or (c), provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control under Code Section 414(c).

     1.8 Base Salary means, with respect to a Participant for a calendar year, the total of the amounts described in subsections (1), (2) and (3), minus the amounts described in subsections (4), (5), (6) and (7) as follows:

     (1) all cash remuneration actually paid by a Participating Company to the Participant as reported or reportable on IRS Form W-2 for federal income tax purposes (or similar form required for such purpose); plus

     (2) to the extent not included in subsection (1) hereof, any elective deferral (as defined in Code Section 402(g)(3)) made to any Code Section 401(k) plan of an Affiliate or Participating Company, and any amount which is contributed or deferred by an Affiliate or Participating Company at the election of the Participant and which is not included in the gross income of the Participant by reason of Code Section 125, 132(f)(4) or 457; plus

     (3) to the extent not included in subsection (1) hereof, all Base Salary Deferral Contributions made under the Plan; minus

     (4) all amounts in subsection (1) that consist of Incentive Compensation Payments; minus

     (5) all amounts in subsection (1) that consist of payments made from the Plan; minus

     (6) all amounts in subsection (1) that consist of expense reimbursements or bonuses paid in connection with relocation or amounts paid pursuant to a stock option or other equity based incentive award or dividends paid on restricted stock prior to vesting that are otherwise reportable as wages; minus

     (7) unless otherwise specified by the Controlling Company, all amounts included in subsections (1), (2), or (3), that consist of any amounts paid or made available to a Participant during the Plan Year while he is not an Active Participant.

     1.9 Base Salary Deferral Contributions means, for each Plan Year, the portion of a Participant’s Deferral Contributions attributable to his Base Salary Election for such Plan Year.

     1.10 Base Salary Election means a written, electronic or other form of election pursuant to which a Participant may elect to defer under the Plan a portion of his Base Salary.

     1.11 Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 5.10 to receive any death benefits that may be payable under the Plan upon the death of the Participant.

     1.12 Board means the Board of Directors of the Controlling Company or any committee or committees of the Board of Directors of the Controlling Company to which, and to the extent, the Controlling Company’s Board of Directors has delegated some or all of its power, authority or duties or responsibilities with respect to the Plan. A reference to the board of directors of any other Participating Company will specify it as such.

     1.13 Change in Control means, with respect to a Participant, a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets”

of a corporation as described in Treasury Regulations Section 1.409A-3(i)(5) (which events are collectively referred to herein as “Change in Control events”). Notwithstanding any provision herein to the contrary, to qualify as a Change in Control, the occurrence of the Change in Control event must be objectively determinable and any requirement that any person, such as the Administrative Committee, certify the occurrence of a Change in Control event must be strictly ministerial and not involve any discretionary authority. To constitute a Change in Control with respect to a Participant, the Change in Control event must relate to (i) the corporation for which the Participant is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation; or (iii) a corporation that is a majority shareholder of a corporation identified in subparagraph (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subparagraph (i) or (ii) above.

     (a) A “change in ownership” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below)).

     (b) Notwithstanding that a corporation has not undergone a change in ownership under paragraph (a) above, a “change in effective control” of a corporation occurs on the date that either:

     (i) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

     (ii) A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

For purposes of this paragraph (b), the term corporation refers solely to the relevant corporation identified in the opening paragraph of this Section 1.13 for which no other corporation is a majority shareholder.

     (c) A “change in the ownership of substantial assets” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

     1.14 Code means the Internal Revenue Code of 1986, as amended, and, where the context requires, includes a reference to any proposed or final treasury regulations or similar guidance issued thereunder, as amended from time to time.

     1.15 Compensation means the sum of a Participant’s Base Salary and Incentive Compensation Payments.

     1.16 Controlling Company means Ruddick Corporation, a North Carolina corporation with its principal place of business in Charlotte, North Carolina.

     1.17 Deferral Contributions means, for each Plan Year, that portion of a Participant’s Compensation deferred under the Plan pursuant to Section 3.2.

     1.18 Disability or Disabled means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) the Participant being unable to engage in any substantial gainful activity or (ii) the Participant receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participating Company. In addition, the Participant will be deemed Disabled if determined to be totally disabled by the Social Security Administration. In the event that a Participant is not determined to be Disabled by the Social Security Administration as provided in the preceding sentence, the Administrative Committee, in its sole discretion, shall determine whether such Participant has suffered a Disability or is Disabled. In making such determination, the Administrative Committee shall apply the definitions and criteria set forth in the first sentence of this Section and, if consistent with such criteria, may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Administrative Committee; the decision of the Administrative Committee as to Disability shall be final and binding.

     1.19 Early Retirement means Termination of Employment, other than an account of death, after attaining age 55 (but prior to obtaining Normal Retirement Age) and completing ten (10) Years of Employment.

     1.20 Effective Date means January 1, 2005, the date as of which this amended and restated Plan is effective.

     1.21 Eligible Employee means, for Plan Years beginning before January 1, 2007, an employee of a Participating Company (i) who is eligible to receive Incentive Compensation Payments and (ii) (A) whose compensation for each of the two immediately preceding Fiscal Years exceeded the amount described in Code Section 414(q)(1)(B)(i) in effect as of the first day of each such Fiscal Year (i.e., $95,000 for Fiscal Year ending September 30, 2006) or (ii) (B) whose annualized Base Salary exceeds the amount described in Code Section 414(q)(1)(B)(i) in effect as of the first day of the Fiscal Year that commenced on the immediately preceding October 1 (i.e., $95,000 for Fiscal Year that began October 1, 2005). For Plan Years beginning on or after January 1, 2007, “Eligible Employee” means an employee of a Participating Company (i) who is eligible to receive Incentive Compensation Payments and (ii) (A) who is included in a select group of management employees as provided in ERISA Sections 201(2), 301(a)(3), and 401(a)(1); or (B) who has an annualized Base Salary excluding commission compensation that equals or exceeds the amount described in Code Section 414(q)(1)(B)(i) in effect for the Plan Year preceding the Plan Year of eligibility (i.e., $105,000 for the 2008 Calendar Year).

     1.22 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     1.23 Fiscal Year means the 12-consecutive month period ending September 30 each year.

     1.24 In-Service Subaccount means, for purposes of distribution, the portion of a Participant’s Account which is distributable in accordance with the terms of Section 5.3.

     1.25 In-Service Distribution Date means that date elected by a Participant in accordance with Section 5.3.

     1.26 Incentive Compensation Payment means the amount payable to a Participant under the American and Efird, Inc. Incentive Compensation Plan, the Harris Teeter Administrative Income Plan, the Ruddick Corporation Incentive Compensation program and any other incentive program sponsored by a Participating Company that the Administrative Committee elects to include. Incentive Compensation Payments will be considered “performance based compensation” for purposes of Code Section 409A and related regulations or similar guidance.

     1.27 Incentive Compensation Payment Election means a written, electronic or other form of election pursuant to which a Participant may elect to defer under the Plan all or a portion of his Incentive Compensation Payments.

     1.28 Investment Election means an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.

     1.29 Investment Funds means the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.

     1.30 Make-Up ARC Contribution means the amount credited to a Participant’s Account pursuant to Section 3.7 on and after October 1, 2005.

     1.31 Make-Up ESOP Contribution means the amount credited to a Participant’s Account pursuant to Section 3.6.

     1.32 Make-Up Pension Contribution means the amount credited to a Participant’s Account pursuant to Section 3.8.

     1.33 Matching Contributions mean the amount credited to a Participant’s Account pursuant to Section 3.5.

     1.34 Normal Retirement means Termination of Employment, other than on account of death, on or after the date the Participant attains Normal Retirement Age.

     1.35 Normal Retirement Age means age 60.

     1.36 Participant means an Eligible Employee who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.

     1.37 Participating Company means, as of the Effective Date, the Controlling Company and its Affiliates that are designated by the Controlling Company on Exhibit A hereto, as participating companies herein. In addition, any other Affiliate in the future may adopt (or be deemed to have adopted pursuant to this Section) the Plan with the consent of the Controlling Company or its delegate, and such Affiliate’s name will be added to Exhibit A. Unless the Controlling Company specifies otherwise, any company that adopts the Plan by written resolution of its board of directors or other managing body will be deemed accepted as a Participating Company as of the date specified in such resolution.

     1.38 Plan means the Ruddick Corporation Flexible Deferral Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

     1.39 Plan Year means the 12-consecutive-month period ending on December 31 of each year.

     1.40 Retirement Age means the earlier of the date on which (i) a Participant has attained age 55 and completed 10 Years of Employment or (ii) a Participant has attained age 60.

     1.41 Retirement Subaccount means, for purposes of distribution, the portion of a Participant’s Account which is distributable in accordance with the terms of Section 5.2.

     1.42 Ruddick ESOP means the Ruddick Employee Stock Ownership Plan which is merged into the Ruddick Savings Plan effective January 1, 2008.

     1.43 Ruddick Pension Plan means the Ruddick Corporation Employees’ Pension Plan.

     1.44 Ruddick Savings Plan means the Ruddick Retirement and Savings Plan.

     1.45 Surviving Spouse means, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.

     1.46 Termination of Employment means the termination of employment of the Participant with the Participating Company and all of its Affiliates that are considered a single employer within the meaning of Code Sections 414(b) and 414(c), provided that the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c). Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the employer less than 36 months).

     Temporary absences from employment while the Participant is on military leave, sick leave, or other bona fide leave of absence will not be considered a Termination of Employment if the period of such leave does not exceed six months, or if longer, so long as the Participant's right to reemployment with the Participating Company is provided either by statute or by contract. However, if the period of leave exceeds six months and the Participant's right to reemployment is not provided either by statute or by contract, a Termination of Employment is deemed to occur on the first day immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

     1.47 Trust or Trust Agreement means the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.

     1.48 Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.

     1.49 Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

     1.50 Unforeseeable Emergency means an unforeseeable emergency, consistent with Code Section 409A and the regulations thereunder, that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152(a)) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) other such similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The existence of an Unforeseeable Emergency will be determined by the Administrative Committee on the basis of the relevant facts and circumstances of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have an Unforeseeable Emergency to the extent that such hardship is or may be relieved:

     (i) Through reimbursement or compensation by insurance or otherwise;

     (ii) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (iii) By cessation of Deferral Contributions under the Plan.

     Examples of what are not considered to be Unforeseeable Emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

     1.51 Valuation Date means the first business day of January or July that immediately precedes the date of distribution.

     1.52 Years of Employment means, with respect to a Participant, his total number of “Years of Service” as defined and determined under the terms of the Ruddick Pension Plan. Provided, that, if not taken into account as “Years of Service” under the Ruddick Pension Plan, periods of Disability commencing while such Participant is employed by a Participating Company also shall be counted under the Plan in determining Years of Employment.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

     2.1 Initial Eligibility Requirements.

     (a) Deferral Contributions. As of and after the Effective Date, each individual who becomes an Eligible Employee will be eligible to participate in the Plan with respect to Deferral Contributions effective the next January 1 (assuming he satisfies the procedures for admission described below).

     (b) Matching Contributions. Each Eligible Employee who is eligible to make Deferral Contributions under subsection (a) hereof will be eligible to have Matching Contributions credited to his Account from and after the date that such individual becomes eligible to make Deferral Contributions under subsection (a) hereof.

     (c) Make-Up ESOP Contributions. Each Eligible Employee who is eligible to share in the allocation of employer contributions under the Ruddick ESOP will be eligible to have Make-Up ESOP Contributions credited to his Account from and after the date that such individual becomes eligible to share in the allocation of employer contributions under the Ruddick ESOP.

     (d) Make-Up ARC Contributions. Each Eligible Employee (i) who is not a participant in the Ruddick Supplemental Executive Retirement Plan, and (ii) who is eligible to share in the allocation of automatic retirement contributions under the Ruddick Savings Plan will be eligible to have Make-Up ARC Contributions credited to his Account from and after the date that such individual becomes eligible to share in the allocation of automatic retirement contributions under the Ruddick Savings Plan.

     (e) Make-Up Pension Contributions. Each Participant (i) who is not a participant in the Ruddick Supplemental Executive Retirement Plan and (ii) who terminates employment with all Participating Companies and all Affiliates with a vested accrued benefit under the Ruddick Pension Plan will be eligible to have a Make-Up Pension Contribution credited to the Participant’s Account as of the date the Participant terminates employment.

     2.2 Procedure for Admission.

          Each Eligible Employee will become a Participant by completing such forms and providing such data in a timely manner, as are required by the Administrative Committee as a precondition of participation in the Plan. Such forms and data may include, without limitation, (i) an election to make Deferral Contributions; (ii) an election as to whether Deferral Contributions will be credited to the Participant’s Retirement Subaccount or an In-Service Subaccount; (iii) an election as to the year In-Service Subaccount payments will begin and as to the number of installment payments (if any) that will be made from the Retirement Subaccount and/or In-Service Subaccount; (iv) the Eligible Employee’s acceptance of the terms and conditions of the Plan; (v) the Eligible Employee’s Investment Election; and (vi) the Eligible Employee’s Beneficiary designation.

     2.3 Cessation of Eligibility.

     (a) Termination of Employment. Unless otherwise specified by the Administrative Committee, in its sole discretion, each Participant who terminates employment with a Participating Company will cease to have any contributions credited to the Participant’s Account under the Plan for or with respect to any period or Compensation payable from and after the Participant’s employment termination date.

     (b) Failure to Maintain Highly-Compensated Status. If, for Plan Years beginning before January 1, 2007, an Active Participant ceases to satisfy the criteria to be an Eligible Employee as set forth in provision (ii) (A) of Section 1.21 for three consecutive Plan Years, the Participant will cease to be eligible to actively participate in the Plan from and after the end of the Plan Year in which the third such Plan Year ends.

     (c) Removal from Select Group. If the Administrative Committee determines that the Participant is no longer a member of a select group of key management or highly compensated employees because of reduced duties, responsibilities, incentive compensation ineligibility, compensation level, or for any other reason, the Participant will cease to be eligible to actively participate in the Plan from and after the first day of the following Plan Year.

     (d) Inactive Participation. If a Participant’s active participation in the Plan ends, the Participant will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. An inactive Participant’s Account will continue to be credited with earnings as provided for in Section 3.10 and the inactive Participant will be eligible for a Matching Contribution or Make-Up ESOP Contribution if he was an active Participant at any time during the applicable Plan Year.

ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING

     3.1 Participants’ Accounts.

     (a) Establishment of Accounts. The Administrative Committee will establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Account will be credited with (i) Deferral Contributions, (ii) Matching Contributions, (iii) Make-Up ESOP Contributions, (iv) Make-Up ARC Contributions, (v) Make-Up Pension Contributions, and (vi) earnings attributable to such Account, and will be debited by the amount of all distributions. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

     (b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant, and all payments to a Participant under the Plan will be made from the general assets of the Participating Companies.

     (c) Several Liabilities. Each Participating Company will be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions withheld from Participant’s Compensation paid or payable by each such Participating Company, (ii) all undistributed Matching Contributions attributable to such Deferral Contributions, (iii) all undistributed Make-Up ESOP Contributions credited for the period such Participant was employed by such Participating Company, (iv) all undistributed Make-Up ARC Contributions credited for the period such Participant was employed by such Participating Company; (v) all undistributed Make-Up Pension Contributions credited for the period such Participant was employed by such Participating Company and (vi) all investment earnings attributable to the amounts described in clauses (i)-(v) hereof. The Administrative Committee will allocate the total liability to pay benefits under the Plan among the Participating Companies pursuant to this formula, and the Administrative Committee’s determination will be final and binding.

     (d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan will be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of such Participating Company.

     3.2 Deferral Contributions.

     (a) General Rule. Except as provided in subsection (b) hereof, each Eligible Employee who is or becomes eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Administrative Committee (or its designee) a Base Salary Election and/or Incentive Compensation Payment Election setting forth the terms of his election; provided, the Administrative Committee may allow or require separate or combined deferral elections for any or all of the elections set forth in subsections (i) or (ii) hereof.

     (i) Base Salary Election. A Base Salary Election will provide for the reduction of an Eligible Employee’s Base Salary in accordance with the terms and conditions set forth in Section 3.3 (a)–(c) below.

     (ii) Incentive Compensation Payment Election. An Incentive Compensation Payment Election will provide for the reduction of an Eligible Employee’s Incentive Compensation Payment in accordance with the terms and conditions set forth in Section 3.3(d) below.

     (b) Minimum Deferrals. The Administrative Committee may, in its sole discretion, establish a minimum dollar amount and/or percentage of Compensation that Participants will be permitted to defer under the Plan.

     3.3 Procedure for Elections. Subject to any modifications, additions or exceptions that the Administrative Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Base Salary and Incentive Compensation Payment Elections:

(a) Effective Date.

     (i) Initial Base Salary Election. A Participant’s initial Base Salary Election will be effective for the first regular paycheck paid after the date the Base Salary Election is submitted and becomes effective. To be effective, a Participant’s initial Base Salary Election must be made before the first day of the Plan Year for which Base Salary Deferral Contributions will be made; or, if later, within 30 days after the date on which his participation becomes effective pursuant to Section 2.1 and with respect to Compensation paid for services to be performed subsequent to the election. If an Eligible Employee fails to submit an initial Base Salary Election in a timely manner, he will be deemed to have elected not to participate in the Plan for that Plan Year with respect to his Base Salary.

     (ii) Subsequent Base Salary Election. A Participant’s Base Salary Election for any subsequent Plan Year must be made annually on or before the last day of the Plan Year (or an earlier date determined by the Administrative Committee) immediately preceding the Plan Year for which he desires to participate and in which such Base Salary to be deferred is paid.

     (b) Termination. Each Participant’s Base Salary Election will remain in effect for all Base Salary paid during the current Plan Year until the earliest of (i) the date the Participant becomes Disabled, or (ii) the date the Participant receives a withdrawal for an Unforeseeable Emergency under Section 5.9 If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Base Salary Election with the first Participating Company will remain in effect and will apply to his Base Salary from the second Participating Company until the earliest of those events set forth in the preceding sentence.

     (c) Amount. A Participant may elect to defer his Base Salary in 1% increments, up to a maximum of 50% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from time-to-time).

     (d) Incentive Compensation Payment Election. An Eligible Employee may annually complete and deliver to the Administrative Committee an Incentive Compensation Payment Election with respect to Incentive Compensation Payments to be earned during the Fiscal Year that begins on October 1 immediately preceding the next Plan Year and paid during the next Plan Year and, if made, such Incentive Compensation Payment Election shall be irrevocable. The terms of such Incentive Compensation Payment Election will be determined by reference to the foregoing provisions of this Section 3.3; provided, the following modifications will apply:

     (i) Effective Date for Initial Incentive Compensation Payment Election. A Participant’s initial Incentive Compensation Payment Election with respect to his Incentive Compensation Payments for a Plan Year will be effective for the Incentive Compensation Payments earned during the Plan Year and after the date the Incentive Compensation Payment Election is submitted and becomes effective. To be effective, a Participant’s initial Incentive Compensation Payment Election must be made as described in Section 3.3(a)(i). If an Eligible Employee fails to submit an annual Incentive Compensation Payment Election in a timely manner, he will be deemed to have elected not to participate in the Plan for that Plan Year with respect to his Incentive Compensation Payments.

     (ii) Effective Date for Subsequent Incentive Compensation Payment Elections. A Participant’s subsequent Incentive Compensation Payment Election with respect to his Incentive Compensation Payments for any Plan Year must be made annually on or before the last day of the Plan Year (or an earlier date determined by the Administrative Committee) immediately preceding the Plan Year for which he desires to participate and in which such Incentive Compensation Payment to be deferred is earned.

     (iii) Amount. An Eligible Employee may elect to defer his Incentive Compensation Payments in 1% increments, up to a maximum of 90% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from time to time).

     (iv) Termination. A Participant’s annual Incentive Compensation Payment Election will terminate on (i) the date the Participant becomes Disabled, or (ii) the date the Participant receives a withdrawal for an Unforeseeable Emergency under Section 5.9. If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Incentive Compensation Payment Election with the first Participating Company will remain in effect and will apply to his Incentive Compensation Payment from the second Participating Company until the earliest of those events set forth in the preceding sentence.

     3.4 Crediting of Deferral Contributions.

          For each Plan Year that a Participant has a Base Salary Election and/or Incentive Compensation Payment Election in effect, the Administrative Committee will credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date used to determine the amount that would have been paid to him but for his election hereunder.

     3.5 Matching Contributions.

          For each Plan Year, as soon as administratively feasible following the earlier of (i) the last day of the Ruddick Savings Plan year that occurs during the Plan Year (or such other date as determined by the Administrative Committee) or (ii) a Change in Control, the Retirement Subaccount of each Participant will be credited with a Matching Contribution, provided it is greater than zero, in an amount equal to the product of (i) and (ii) below where,

(i) Equals the lesser of (A) or (B) where,

(A) Equals the difference between (1) and (2) where,

(1) Equals the product of

     (a) The Participant’s Compensation for the Plan Year, times

     (b) The maximum percentage of compensation on which matching contributions are based under the Ruddick Savings Plan as of the last day of the applicable Plan Year; and

     (2) Equals the greater of (x) and (y) where (x) equals the lesser of (I) the maximum amount of compensation deferrals that could have been made to the Participant’s account and matched under the Ruddick Savings Plan for such Plan Year taking into account the Code Section 401(a)(17) compensation limit applicable to compensation under the Ruddick Savings Plan and (II) the maximum amount of compensation deferrals that could have been made to the Participant’s account under the Ruddick Savings Plan for such Plan Year (whether or not eligible for a matching contribution) determined as of the beginning of the Plan Year

(i.e., $6,000 for the 2003 Plan Year, $8,000 for the 2004 Plan Year, $9,000 for the 2005 Plan Year, $9,000 for the 2006 Plan Year, $12,000 for the 2007 Plan Year, and $13,000 for the 2008 Plan Year) and (y) equals the actual amount of compensation deferrals that were made to the Participant’s account under the Ruddick Savings Plan for which the Participant received a matching contribution under the Ruddick Savings Plan for the Plan Year; and

(B) Equals the Participant’s Deferred Contributions for the Plan Year; and

     (ii) Equals the matching contribution percentage applicable to elective deferrals under the Ruddick Savings Plan as of the last day of the Plan Year (i.e., 50% for the 2007 Plan Year); provided that, any compensation deferrals made by the Participant to the Ruddick Savings Plan that are not eligible for a matching contribution under the Ruddick Savings Plan solely due to the Participant’s compensation under the Ruddick Savings Plan exceeding the compensation limit of Code Section 401(a)(17), shall be eligible for a matching contribution under this Plan based on the matching contribution percentage in Section 3.5(ii) above; provided further that, in no event will the Matching Contribution made to a Participant’s Account under this Plan, when added to the matching contribution made to such Participant’s account in the Ruddick Savings Plan, exceed the product of the Participant’s Compensation for the Plan Year, times the maximum percentage of compensation on which matching contributions are based under the Ruddick Savings Plan as of the last day of the applicable Plan Year.

     3.6 Make-Up ESOP Contributions.

          For each Plan Year, as soon as administratively feasible following the earlier of (i) the date the annual employer contribution is credited to a Participant’s account under the Ruddick ESOP during the Plan Year (or such other date as determined by the Administrative Committee) or (ii) the date of a Change in Control, the Retirement Subaccount of each Participant will be credited with a Make-Up ESOP Contribution in an amount equal to the difference between the amount determined pursuant to subsection (i) hereof and the amount determined pursuant to the terms of subsection (ii) hereof, as follows:

     (i) The total amount of employer contributions that would have been credited to the Participant’s account under the Ruddick ESOP for such Plan Year if the employer contributions credited to his account were determined based on his Adjusted ESOP Compensation rather than the applicable definition of compensation under the Ruddick ESOP; minus

     (ii) The total amount of employer contributions that were actually made to the Participant’s account under the Ruddick ESOP for such Plan Year.

          Notwithstanding anything to the contrary herein, as a result of the freezing of the Ruddick ESOP that became effective October 1, 2005, no Make-Up ESOP Contributions will be credited to a Participant’s Account for the period from October 1, 2005 through December 31, 2005, or for Plan Years thereafter.

     3.7 Make-Up ARC Contributions.

          Effective beginning October 1, 2005, and for each Plan Year thereafter, as soon as administratively feasible following the earlier of (i) the date the automatic retirement contributions are credited to a Participant’s account under the Ruddick Savings Plan during the Plan Year (or such other date as determined in the sole discretion of the Administrative Committee) or (ii) the date of a Change in Control, the Retirement Subaccount of each Participant will be credited with a Make-Up ARC Contribution in an amount equal to the difference between the amount determined pursuant to subsection (i) hereof and the amount determined pursuant to the terms of subsection (ii) hereof, as follows:

     (i) The total amount of automatic retirement contributions that would have been credited to the Participant’s account under the Ruddick Savings Plan for such Plan Year if the automatic retirement contributions credited to his account were determined based on his Adjusted ARC Compensation rather than the applicable definition of compensation under the Ruddick Savings Plan; minus

     (ii) The total amount of automatic retirement contributions that were actually made to the Participant’s account under the Ruddick Savings Plan for such Plan Year.

          Notwithstanding the above, a Participant shall not be eligible to receive a Make-Up ARC Contribution for a Plan Year if the Participant is also a participant in the Ruddick Supplemental Executive Retirement Plan for all or a portion of that Plan Year.

     3.8 Make-Up Pension Contributions.

          As soon as administratively feasible following the earlier of (i) the Participant’s termination from employment for any reason with a vested accrued benefit under the Ruddick Pension Plan (or such other date as determined by the Administrative Committee) or (ii) a Change in Control, the Retirement Subaccount of the Participant will be credited with a Make-Up Pension Contribution in an amount equal to the difference between the amount determined pursuant to subsection (i) hereof and the total amounts determined pursuant to the terms of subsections (ii), (iii) and (iv) hereof, as follows:

     (i) The actuarial lump sum value, as defined in subsection (v), of the benefit that would be payable to the Participant or Beneficiary under the Ruddick Pension Plan as of his earliest benefit commencement date under such plan if his benefits were to be determined based on his Adjusted Pension Compensation rather than the applicable definition of compensation under the Ruddick Pension Plan; minus

     (ii) The actuarial lump sum value, as defined in subsection (v), of the benefit that will actually be payable to the Participant or Beneficiary under the Ruddick Pension Plan as of his earliest benefit commencement date under such plan; minus

     (iii) The actuarial lump sum value, as defined in subsection (v), of the automatic retirement contributions that were paid to the Participant under the Ruddick Savings Plan to the extent such automatic retirement contributions are included in the Offset Amount (as defined in the Ruddick Pension Plan) in determining the Participant’s benefit under the Ruddick Pension Plan; minus

     (iv) The actuarial lump sum value, as defined in subsection (v), of an amount equal to the difference between the amount determined pursuant to subsection A hereof and the amount determined pursuant to the terms of subsection B hereof, as follows:

     A. The total amount of automatic retirement contributions that would have been credited to the Participant’s account under the Ruddick Savings Plan for such Plan Year if the automatic retirement contributions credited to his account were determined based upon compensation as defined under the Ruddick Savings Plan for purposes of automatic retirement contributions without excluding any Deferral Contribution that the Participant elects to make under the Plan; minus

     B. The total amount of automatic retirement contributions that were actually made to the Participant’s account under the Ruddick Savings Plan for such Plan Year.

     The reduction under this subsection (iv), however, shall apply only to the extent that Make-Up ARC Contributions are relevant to automatic retirement contributions that are included in the Offset Amount (as defined in the Ruddick Pension Plan) in determining the Participant’s benefit under the Ruddick Pension Plan.

     (v) For the purposes of subsections (i) and (ii) of this Section 3.8, actuarial lump sum value shall be defined as the present value of the retirement benefit payable as a single life annuity at the assumed commencement date (determined using the Ruddick Pension Plan’s early retirement reduction factors, if applicable) calculated using the interest rate and mortality table that would be used to determine the amount of an involuntary lump sum payment under Section 1.3 of the Ruddick Pension Plan. For purposes of subsections (iii) and (iv) of this Section 3.8, actuarial lump sum value shall be defined as the present value of the retirement benefit payable as a single life annuity at the assumed commencement date (determined using the Ruddick Pension Plan’s early retirement reduction factors, if applicable) and calculated using the applicable mortality table described in Section 1.3 of the Ruddick Pension Plan, but the applicable interest rate shall be the Moody’s Baa long term corporate bond rate (not to exceed 8.5%) adjusted each October 1 based on the average daily rates for the immediately preceding month of August.

     Notwithstanding the above, a Participant shall not be eligible to receive a Make-Up Pension Contribution for a Plan Year if the Participant is also a participant in the Ruddick Supplemental Executive Retirement Plan for all or a portion of the Plan Year.

     3.9 Debiting of Distributions.

          As of each Valuation Date, the Administrative Committee will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

     3.10 Crediting of Earnings.

          As of each Valuation Date, the Administrative Committee will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses will be effected as of each Valuation Date, as follows:

     (a) Rate of Return. The Administrative Committee will first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;

     (b) Amount Invested. The Administrative Committee next will determine the amount of (i) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; minus (ii) the amount of any distributions debited from the amount determined in clause (i) since the immediately preceding Valuation Date; and

     (c) Determination of Amount. The Administrative Committee will then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a) hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom will be credited to such Participant’s Account as of the applicable Valuation Date.

     3.11 Value of Account.

          The value of a Participant’s Account as of any date will be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article III.

     3.12 Vesting.

     (a) Deferral Contributions. A Participant will at all times be fully vested in his Deferral Contributions and the earnings credited to his Account with respect to such Deferral Contributions.

     (b) Matching Contributions. Except as provided in subsection (f) hereto, any Matching Contributions credited to a Participant’s Account and the earnings credited with respect thereto will be vested to the same extent that any matching contributions credited to a Participant’s account in the Ruddick Savings Plan are (or would be) vested.

     (c) Make-Up ESOP Contributions. Except as provided in subsection (f) hereto, any Make-Up ESOP Contributions credited to a Participant’s Account and the earnings credited with respect thereto will be vested to the same extent that any employer contributions credited to a Participant’s account in the Ruddick ESOP are vested.

     (d) Make-Up ARC Contributions. Except as provided in subsection (f) hereto, (i) the amount of any Make-Up ARC Contributions computed with respect to the “FDP Deferral Component” (as defined in Section 1.3(i) hereof) credited to a Participant’s Account and the earnings credited with respect thereto will be vested to the same extent that any automatic retirement contributions credited to a Participant’s account in the Ruddick Savings Plan are vested, and (ii) the amount of any Make-Up ARC Contributions computed with respect to the “Excess Considered Pay Component” (as defined in Section 1.3(ii) hereof) credited to a Participant’s Account and the earnings credited with respect thereto will become vested upon a Participant’s attainment of Retirement Age, or upon the death or Disability of the Participant while employed by a Participating Company and will be subject to reduction for commencement of benefit payments prior to the Participant attaining age 60 as provided in the Ruddick Supplemental Executive Retirement Plan.

     (e) Make-Up Pension Contributions. Except as provided in subsection (f) hereto, any Make-Up Pension Contributions credited to a Participant’s Account and the investment earnings (if any) attributable thereto will be vested to the same extent that a Participant’s retirement benefit under the Ruddick Pension Plan is vested.

     (f) Change in Control. If a Change in Control occurs, all Participants involved in such Change in Control (as described in the applicable “Change in Control” definition) will be immediately 100% vested in the Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions credited to their Accounts and the investment earnings (if any) attributable thereto as of the date of such Change in Control.

     3.13 Notice to Participants of Account Balances.

          At least once for each Plan Year, the Administrative Committee will cause a written statement of a Participant’s Account balance to be distributed to the Participant.

     3.14 Good Faith Valuation Binding.

          In determining the value of the Accounts, the Administrative Committee will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.

     3.15 Errors and Omissions in Accounts.

          If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Administrative Committee, in its sole discretion, will cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
INVESTMENT FUNDS

     4.1 Selection by Administrative Committee.

          From time to time, the Administrative Committee will select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in such Investment Funds in accordance with the terms of the Plan. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at anytime(s) and in any manner it deems appropriate.

     4.2 Participant Direction of Deemed Investments.

          Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds by making an Investment Election in accordance with the following terms:

     (a) Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.

     (b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions will remain effective until changed by the Participant. In the event a Participant never makes an Investment Election or makes an incomplete or insufficient Investment Election in some manner, the Administrative Committee shall direct the investment of the Participant’s Account.

     (c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election will be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.

     (d) Administrative Committee Discretion. The Administrative Committee will have complete discretion to adopt and revise procedures to be followed in making Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V
PAYMENT OF ACCOUNT BALANCES

     5.1 Distributions Subaccounts.

     (a) Generally. For purposes of determining the timing and form of distribution, a Participant’s Account shall be allocated among Retirement and In-Service Subaccounts. A Participant may have only one Retirement Subaccount and up to five In-Service Subaccounts.

     (b) Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions. All Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions shall be allocated to the Retirement Subaccount.

     (c) Deferral Contributions. Each Participant may direct the manner in which his Deferral Contributions will be allocated among his Retirement Subaccount and any In-Service Subaccount. In the event a Participant fails to make an election regarding such allocation or makes an incomplete or insufficient election in some manner, his Deferral Contributions shall be allocated to his Retirement Subaccount.

     5.2 Retirement Subaccount.

     (a) General Rule Concerning Payments. Upon Termination of Employment, after attaining Retirement Age, a Participant will be entitled to begin receiving a distribution of the total of (i) the vested amount credited to his Retirement Subaccount, except for Make-Up ARC Contributions, determined as of the Valuation Date on which such distribution is based; plus (ii) the vested amount of Deferral, Matching, Make-Up ESOP and Make-Up Pension Contributions to be credited to his Retirement Subaccount since such Valuation Date; plus (iii) any accrued but uncredited earnings. Upon Termination of Employment for any reason other than death or Disability and before his Retirement Age, a Participant will receive a single lump sum distribution of the total of (i) the vested amount credited to his Retirement Account, except for Make-Up ARC Contributions, determined as of the Valuation Date on which such distribution is based; plus (ii) the vested amount of Deferral, Matching, Make-Up ESOP and Make-Up Pension Contributions made since such Valuation Date; plus (iii) any accrued but uncredited earnings. For purposes of this subsection, the “Valuation Date on which such distribution is based” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

     (b) Special Rule Concerning Payments of Make-Up ARC Contributions. Upon Termination of Employment, after attaining Retirement Age, a Participant will be entitled to begin receiving a distribution of (i) his vested Make-Up ARC Contributions credited to his Retirement Subaccount, determined as of the Valuation Date on which such distribution is based; plus (ii) the vested Make-Up ARC Contributions to be credited to his Retirement Subaccount since such Valuation Date; plus (iii) any accrued but uncredited earnings. Upon Termination of Employment for any reason other than death or Disability and before his Retirement Age, the Participant is not entitled to receive a distribution of his Make-Up ARC Contributions (which are not vested) and such unvested Make-Up ARC Contributions will be forfeited. For purposes of this subsection, the “Valuation Date on which such distribution is based” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

     For purposes of this subsection (b), if a Participant begins receiving a distribution of his Excess Considered Pay component of his Make-Up ARC Contributions after Early Retirement but before Normal Retirement, the amount of his Excess Considered Pay component of his Early Retirement benefit will be reduced by 0.4167% per month (5% per year) for each month by which the Participant’s commencement of distribution precedes the month in which the Participant will attain Normal Retirement Age. However, if a Participant begins receiving a distribution of his Make-Up ARC Contributions after attaining Normal Retirement Age, the amount of his Normal Retirement benefit will be unreduced.

     (c) Timing of Distribution. The vested amount payable to a Participant under this Section 5.2 will commence to be distributed as follows:

     (i) If the Termination of Employment occurs on or after January 1 and on or before June 30 of a Plan Year, the lump sum or initial installment payment will be distributed on January 1 of the next Plan Year or as soon as administratively practicable thereafter.

     (ii) If the Termination of Employment occurs on or after July 1 and on or before December 31 of a Plan Year, the lump sum or initial installment payment will be distributed on July 1 of the next Plan Year or as soon as administratively practicable thereafter.

     Subsequent annual installment payments, if any, will be made on each succeeding January 1, or as soon as administratively practicable thereafter. Notwithstanding the preceding, a Participant may elect to delay the payment of benefits hereunder in accordance with the subsequent election requirements of Code Section 409A(a)(4)(C) (as described in subsection (d)(ii) hereof).

     (d) Form of Distribution. The benefit payable to a Participant under this Section will be paid in the form of a single lump sum payment, unless the Participant elects to receive annual installment payments or a partial lump sum and installment payments (which will be considered a “single payment” for purposes of the Code Section 409A requirements regarding subsequent elections), subject to the following terms and conditions:

     (i) Length of Installment Payments. The installment payments of all or a portion of the Participant's benefit will be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.10) over a period of not less than 2 years and not more than 15 years. The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s Retirement Subaccount balance calculated in accordance with the terms of subsection (a) or (b) hereof.

     (ii) Participant Election. A Participant will designate and from time to time may redesignate the number of years over which such installment payments would be made if he were to terminate employment after attaining Retirement Age; provided however, that if the Participant makes an election less than 12 months prior to terminating employment, such election will not be effective and the previous election (if any) will apply; provided further, the Participant cannot redesignate the number of years after payments have begun. Moreover, the first payment with respect to any such election to change the form of payment or to delay payment will be delayed to a date that is at least 5 years from the date the first payment would otherwise have commenced. In the event a Participant fails to make an election regarding the number of annual installment payments he is to receive in the event of his Retirement or makes an incomplete or insufficient election in some manner, his benefit will be payable in the form of a single lump sum payment. Installment payments will be made on January 31 of each applicable Plan Year.

     (iii) Payments Following Death. If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his Retirement Subaccount balance will be distributed to the Participant’s designated Beneficiary in the form of a single lump sum payment.

     5.3 In-Service Subaccounts.

     (a) General Rule. A Participant may elect to allocate his Deferral Contributions to one or more, but no more than five (5), In-Service Subaccounts. In accordance with the terms of subsections (b), (c) and (d) hereof, a Participant will be entitled to receive or begin receiving a distribution of an In-Service Subaccount equal to the entire amount credited to such In-Service Subaccount, determined as of the Valuation Date on which such distribution is based; plus (ii) the amount of Deferral Contributions made since such Valuation Date; plus (iii) any accrued but uncredited earnings. For purposes of this subsection, the “Valuation Date on which such distribution is based” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

     (b) Timing of Distribution

     (i) General Rule. The Participant’s In-Service Subaccount will be or will commence to be distributed to him on the applicable In-Service Distribution Date.

     (ii) Election by Participant. A Participant may elect to have his In-Service Subaccount paid or commenced on January 1, or as soon as administratively practicable thereafter, of any year specified in such election;

provided, however, the commencement date shall be no earlier than January 1 of the first calendar year following the Plan Year of deferral. Such date will be known as the In-Service Distribution Date for the applicable In-Service Subaccount. Such election must be made at the time the Participant elects to make his Deferral Contributions which are to be allocated to the In-Service Subaccount. Effective beginning January 1, 2008, if a Participant does not make an election hereunder for the first Plan Year in which his In-Service Subaccount is credited with Deferral Contributions, he will be deemed to have elected as the commencement date the January 1, or as soon as administratively practicable thereafter, of the first calendar year following the Plan Year of deferral. Distributions otherwise scheduled to be made on January 1 under this Section 5.3(ii) shall be made on January 1 or as soon as administratively practicable thereafter.

     (iii) Modifications of In-Service Distribution Date. At least one year prior to any In-Service Distribution Date (as determined in accordance with subsection (b)(i) or (b)(ii) hereof), a Participant may make an election (subject to Section 5.3(a)) to delay the payment (or commencement) of his In-Service Subaccount payable on such date to a later date; provided, however, that the first payment with respect to any such election to delay payment will be delayed to a date that is at least 5 years from the date the first payment would otherwise have commenced. A Participant may make an election pursuant to this subsection more than once.

     (c) Form of Distribution. A Participant’s In-Service Account will be paid in the form of a single lump sum distribution; provided, however, a Participant may elect at the time he makes an election under Section 5.3(b)(ii) with respect to the In-Service Distribution Date, to have such In-Service Subaccount balance paid in the form of annual installment payments. The following terms and conditions will apply to installment payments made under the Plan (which will be considered a “single payment” for purposes of the Code Section 409A requirements regarding subsequent elections):

     (i) Length of Installment Payments. The installment payments of all or a portion of the Participant's benefit will be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.10) over any period of not less than 2 years and not more than 15 years. The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s In-Service Subaccount balance calculated in accordance with the terms of Section 5.3(a).

     (ii) Participant Election. A Participant will designate and from time to time may redesignate the number of years over which such installment payments will be made; provided however, that if the Participant makes an election less than 12 months prior to the In-Service Distribution Date, such election will not be effective and the previous election (if any) will apply; provided further, the Participant cannot redesignate the number of years after payments have begun. Moreover, a Participant may change the form of payment of his In-Service Subaccount before payments have begun; provided, however, that the first payment with respect to any such election to change the form of payment will be delayed to a date that is at least 5 years from the date the first payment would otherwise have commenced. Installment payments will be made on January 1 of each applicable Plan Year or as soon as administratively practicable thereafter. In the event a Participant fails to make an election regarding the number of annual installment payments he is to receive or makes an incomplete or insufficient election in some manner, his benefit will be payable in the form of a single lump sum payment.

     (iii) Payments Following Death. If a Participant dies after payment of his benefit from the In-Service Subaccount has begun, but before his entire In-Service Subaccount has been distributed, the remaining amount of his In-Service Subaccount balance will be distributed to the Participant’s designated Beneficiary in the form of a single lump sum payment.

     (d) Termination of Employment. Notwithstanding anything herein to the contrary, upon a Participant’s Termination of Employment prior to his Retirement Age, any In-Service Subaccount will be payable in the form of a single lump sum payment as follows:

     (i) If the Termination of Employment occurs on or after January 1 and on or before June 30 of a Plan Year, the lump sum payment will be distributed on January 1 of the next Plan Year or as soon as administratively practicable thereafter.

     (ii) If the Termination of Employment occurs on or after July 1 and on or before December 31 of a Plan Year, the lump sum payment will be distributed on July 31 of the next Plan Year.

     Upon a Participant’s Termination of Employment on or after his Retirement Age, (A) any In-Service Subaccount from which payments commenced prior to the Participant’s Termination of Employment shall continue to be paid in accordance with the elections applicable to such subaccount, and (B) an In-Service Subaccount from which payments have not yet begun shall be transferred to the Participant’s Retirement Subaccount and paid in accordance with the terms thereof.

     5.4 Disability Benefits.

     (a) General Rule Concerning Payments. If a Participant becomes Disabled, he will be entitled to begin receiving a distribution of the total of (i) the entire vested amount credited to his Account, determined as of the Valuation Date on which such distribution is based; plus (ii) the vested amount of Deferral, Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions made since such Valuation Date; plus (iii) any accrued but uncredited earnings. For purposes of this subsection, the “Valuation Date on which such distribution is based” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.

     (b) Timing of Distribution. The vested benefit payable to a Participant under this Section will commence to be distributed 60 days after the date the Participant becomes Disabled.

     (c) Form of Distribution. The benefit payable to a Participant under this Section will be paid in the form of a single lump sum payment, unless the Participant elects to receive annual installment payments (which will be considered a “single payment” for purposes of the Code Section 409A requirements regarding subsequent elections), subject to the following terms and conditions:

     (i) Length of Installment Payments. The installment payments will be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.10) over a period of not less than 2 years and not more than 15 years. The initial value of the obligation for the installment payments will be equal to the amount of the Participant’s Account balance calculated in accordance with the terms of Section 5.4(a).

     (ii) Participant Election. A Participant will designate and from time to time may redesignate the number of years over which such installment payments would be made if he were to become Disabled; provided, however, that if the Participant makes an election less than 12 months prior to becoming Disabled, such election will not be effective and the previous election (if any) will apply; provided further, the Participant cannot redesignate the number of years after payments have begun. Installment payments will be made on January 1 of each applicable year or as soon as administratively practicable thereafter. Effective beginning January 1, 2008, in the event a Participant fails to make an election regarding the number of annual installment payments he is to receive in the event of his Disability or makes an incomplete or insufficient election in some manner, his benefit will be payable in the form of a single lump sum payment.

     (iii) Payments Following Death. If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his Account balance will be distributed to the Participant’s designated Beneficiary in the form of a single lump sum payment.

     5.5 Death Benefits.

          If a Participant dies before payment of his benefit from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee will be entitled to receive a distribution of the total of (i) the entire vested amount credited to such Participant’s Account, determined as of the Valuation Date on which such distribution is based; plus (ii) the vested amount of Deferral, Matching, Make-Up ESOP, Make-Up ARC and Make-Up Pension Contributions made since such Valuation Date; plus (iii) any accrued but uncredited earnings. For purposes of this Section, the “Valuation Date on which such distribution is based” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. The benefit will be distributed to such Beneficiary or Beneficiaries 60 days following the date of the Participant’s death, in the form of a single lump sum payment in cash as prescribed in Section 5.8.

     5.6 Change in Control.

          Subject to Section 9.2, any Participant who is involved with a Change in Control (as described in Section 1.13) will receive or continue to receive a distribution of his then fully vested Account (or the remainder thereof) payable under the applicable provisions of Sections 5.2, 5.3, 5.4 or 5.5.

     5.7 Mandatory Cash-Out.

          Notwithstanding anything in Sections 5.2, 5.4, 5.5, or 5.6 to the contrary, any Participant whose Account as of the date his benefit is scheduled to be paid or commence to be paid is less than $25,000, such benefit will be paid in a single lump sum payment.

     5.8 Form of Assets.

          All distributions will be made in the form of cash in U.S. dollars.

     5.9 Withdrawals for Unforeseeable Emergency.

          Upon receipt of (i) an application for an emergency withdrawal from a Participant who has not yet received distribution of his entire Account and (ii) the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered an Unforeseeable Emergency, the Administrative Committee will cause the Controlling Company to pay a distribution to such Participant. Such distribution will be paid in a single-sum payment, in cash as prescribed in Section 5.8, as soon as administratively feasible after the Administrative Committee determines that the Participant has incurred an Unforeseeable Emergency. The amount of such single-sum payment will be limited to the vested amount of the Participant’s Account that is reasonably necessary to meet the Participant’s requirements resulting from the Unforeseeable Emergency. The amount of such distribution will reduce the Participant’s Account balance as provided in Section 3.9. In addition, the Participant receiving such distribution will immediately cease to make Deferral Contributions and will not be eligible to resume Deferral Contributions until the first day of the Plan Year beginning after the date of the distribution.

     5.10 Beneficiary Designation.

(a) General. Participants will designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.

(b) No Designation or Designee Dead or Missing. In the event that:

     (1) a Participant dies without designating a primary or contingent Beneficiary;

     (2) none of the primary or contingent Beneficiaries designated by a Participant survive the Participant by 60 days; or

     (3) the Beneficiary designated by a Participant cannot be located by the Administrative Committee within 1 year from the date benefits are to be paid to such person;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.

     (c) Multiple Primary Beneficiaries. If a Participant names more than one primary Beneficiary and a primary Beneficiary does not survive the Participant by 60 days, the portion of the Participant’s Account that would have been distributed to such primary Beneficiary will be distributed as elected by the Participant; provided, if the Participant fails to make such an election, the portion of his Account that would have been distributed to such primary Beneficiary will be distributed to the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.

     (d) Forfeiture of Benefits In the Case of Murder or Manslaughter. Notwithstanding anything to the contrary in the Plan, no distribution of benefits will be made under any provision of the Plan to any individual who is convicted of, or pleads guilty to, murder, felony murder or voluntary manslaughter of a Participant with respect to whom such distribution would otherwise be payable. For purposes of the Plan, any such individual will be deemed to have predeceased the Participant (and thus will not be considered a Beneficiary). The Administrative Committee may withhold distribution of benefits otherwise payable under the Plan for such period of time as is necessary or appropriate under the circumstances to make a determination with regard to the application of this subsection (d).

     5.11 Offset for Obligations to the Company.

          Notwithstanding anything herein to the contrary, if a Participant or Beneficiary has any outstanding obligation to any Affiliate (whether or not such obligation is related to the Plan), the Administrative Committee may cause the Account balance of such Participant or Beneficiary to be reduced and offset by, and to be applied to satisfy, the amount of such obligation, provided the obligation was incurred in the ordinary course of the service relationship between the Participant and the Affiliate, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the obligation would otherwise have been due and collected from the Participant.

     5.12 Taxes.

          If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder will become subject to any income, employment or other state, local or foreign tax which the Participating Company will be required to pay or withhold, the Participating Company will have the full power and authority, to the extent provided under Code Section 409A and applicable regulations, to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance). Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it deems necessary.

     5.13 Acceleration of Payment.

          The time or schedule of payment of a benefit under the Plan may be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Participant to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any amounts under this Plan, or payment of the amount required to be included in income for the Participant as a result of failure of the Plan to meet the requirements of Code Section 409A with respect to the Participant.

     5.14 Delay of Payment.

          The Administrative Committee may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Administrative Committee reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law.

     5.15 Participant’s Right to Cancel Deferrals or Terminate Participation in Plan by December 31, 2005.

          At any time on or before December 31, 2005, a Participant has the right to cancel participation in the Plan, or to cancel an outstanding deferral election with regard to amounts subject to Code Section 409A, provided that the amounts subject to the termination or cancellation are includible in the income of the Participant in the calendar year 2005 or, if later, in the taxable year in which the amounts are earned and vested.

     5.16 Participant’s Right to Change Payment Elections by November 30, 2008.

          Subject to any administrative limitation determined in the sole and absolute discretion of the Administrative Committee that establishes an earlier deadline, at any time on or before November 30, 2008, a Participant has the right to make new payment elections with respect to both the timing and form of benefits payable under the Plan, and any such election will not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3), provided that this Section and any related election applies only to amounts that would not otherwise be payable during the year in which such election is made and does not cause an amount to be paid in the year of election that would not otherwise be payable in such year.

ARTICLE VI
CLAIMS

     6.1 Presentation of Claims.

          Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrative Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

     6.2 Claims Procedure.

          The Administrative Committee shall notify any person or entity that makes a claim against the Plan in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrative Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Administrative Committee determines that there are special circumstances requiring additional time to make a decision, the Administrative Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     6.3 Review Procedure.

          If the Claimant is determined by the Administrative Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Administrative Committee by filing a petition for review with the Administrative Committee within 60 days after receipt of the notice issued by the Administrative Committee. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrative Committee of the petition, the Administrative Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Administrative Committee verbally or in writing. Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrative Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Administrative Committee, but notice of this deferral shall be given to the Claimant.

     6.4 Special Procedures Applicable to Disability Benefits.

          If a claim for benefits under the Plan is contingent on a determination by the Administrative Committee (or its designee) that the Participant suffers from a Disability, the Claimant shall receive a written response to the initial claim from the Administrative Committee within 45 days, rather than 90 days. If special circumstances require an extension, the Administrative Committee shall notify the Claimant within the 45-day processing period that additional time is needed. If the Administrative Committee requests additional information so it can process the claim, the Claimant will have at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Administrative Committee will again notify the Claimant, this time before the end of the initial 30-day extension. The notice will state the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. The Claimant may request a review of the Administrative Committee’s decision regarding the Disability claim within 180 days, rather than 60 days. The review must be conducted by a fiduciary different from the fiduciary who originally denied the claim, and the fiduciary also cannot be subordinate to the fiduciary who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewing fiduciary must consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was The review must identify the medical or vocational experts consulted on the original claim. The Claimant may request, in writing, a list of those medical or vocational experts. The Claimant will receive notice of the reviewing fiduciary’s final decision regarding the Disability claim within 45 days, rather than 60 days, of the request for review.

     6.5 Legal Action.

          A Claimant’s compliance with the foregoing provisions of this Article VI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

     6.6 Satisfaction of Claims.

          Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as will be determined by the Administrative Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Administrative Committee or the Participating Companies receive a proper receipt and release.

ARTICLE VII
SOURCE OF FUNDS; TRUST

     7.1 Source of Funds.

          Except as provided in this Section 7.1 and Section 7.2 (relating to the Trust), each Participating Company will provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company will have the obligation, and the Participant or Beneficiary, who is due such benefits, will look to such Participating Company to provide such benefits. The Controlling Company intends to enter into a guaranty agreement to guarantee Plan Obligations owed by the respective Participating Companies to Plan Participants incurred during such time that the Controlling Company owned, directly or indirectly, in the aggregate a majority or the ownership interest in such Participating Company.

     7.2 Trust.

     (a) Establishment. To the extent determined by the Controlling Company, the Participating Companies will transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of the Participating Companies.

     (b) Distributions. Pursuant to the Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Company.

     (c) Status of the Trust. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

     (d) Change in Control. Notwithstanding anything in this Article VII to the contrary, in the event of a Change in Control, each of the Participating Companies with obligations to Participants (or their Beneficiaries) who are deemed involved with such Change in Control will immediately transfer to the Trustee an amount equal to the aggregate of all benefit amounts (determined as of the latest Valuation Date coinciding with or preceding the date the Change in Control occurs) of all such Participants and Beneficiaries for which such Participating Company is liable for payment in accordance with the terms of Section 3.1(c). The funds so transferred will be held and administered by the Trustee pursuant to the terms of the Trust Agreement and the foregoing provisions of this Section 7.2.

ARTICLE VIII
ADMINISTRATIVE COMMITTEE

     8.1 Appointment of Administrative Committee.

     (a) Administrative Committee. As of the Effective Date, the Board will appoint individuals to serve as members of the Administrative Committee. The Controlling Company will have the right to remove any member of such committee at any time. A member may resign at any time by written resignation delivered to the remaining members of the Administrative Committee (if any), and if none, to the Board. If a vacancy in the Administrative Committee should occur, a successor may be appointed by the Controlling Company, and the Controlling Company may appoint additional members. (See subsection (b) hereof regarding the specified persons who may act for the Controlling Company in naming committee members hereunder).

     (b) Appointments by Controlling Company. The appointment and removal authority and responsibilities assigned to the Controlling Company in this Section 8.1 and Section 8.4(a) may be exercised at any time by either the Board or the individual(s) who are serving as member(s) of the Administrative Committee at such time; provided, if there is any dispute over any appointment or removal of a committee member, the Board will act to resolve such dispute. In making such appointments and removals, the Administrative Committee members will be acting on behalf of the Controlling Company and not in their capacity as plan fiduciaries.

     8.2 Administration Generally.

          The Plan will be administered by the Administrative Committee. The Administrative Committee may establish such policies and procedures as it deems helpful with respect to the operation and administration of the Plan. All administrative and investment decisions ultimately will be made by and will require the approval of the Administrative Committee, except as delegated by the Administrative Committee or the Plan pursuant to this Article VIII.

     8.3 Organization of Administrative Committee.

          The Administrative Committee may elect a Chairman and a Secretary from among its members. In addition to those powers set forth elsewhere in the Plan, the Administrative Committee, by formal action or through its practices, may appoint such agents, who need not be members of such Administrative Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Administrative Committee may deem expedient or appropriate. The Administrative Committee will act by majority vote.

     8.4 Powers and Responsibility of Administrative Committee.

          The Administrative Committee will have complete control of the administration of the Plan hereunder, with all powers necessary to accomplish that purpose, including (but not limited to) the following:

     (a) to appoint and remove members of the Administrative Committee;

     (b) to appoint a Trustee hereunder;

     (c) to construe the Plan and to determine all questions that will arise thereunder;

     (d) to have all powers elsewhere herein conferred upon it;

     (e) to decide all questions relating to the eligibility of employees to participate in the Plan;

     (f) to determine the benefits of the Plan to which any Participant or Beneficiary may be entitled;

     (g) to maintain and retain records relating to Participants and Beneficiaries;

     (h) to prepare and furnish to Participants all information required under federal law or provisions of the Plan to be furnished to them;

     (i) to provide directions to the Trustee with respect to methods of benefit payment, and all other matters where called for in the Plan or requested by the Trustee;

     (j) to engage assistants and professional advisors;

     (k) to provide procedures for determination of claims for benefits;

     (l) to amend the Plan at any time and from time to time as provided for in Section 9.1; and

     (m) to delegate any recordkeeping or other administerial duties hereunder to any other person or third party.

     8.5 Records of Committee.

     (a) Notices and Directions. Any notice, direction, order, request, certification or instruction of the Administrative Committee to the Trustee will be in writing signed by a member of the Administrative Committee (or such other media or format to which the Administrative Committee and Trustee may agree). The Trustee and every other person will be entitled to rely conclusively upon any and all such proper notices, directions, orders, requests, certifications and instructions received from the

Administrative Committee and reasonably believed to be properly executed, and will act and be fully protected in acting in accordance with any such directions that are proper.

     (b) Records of Administrative Committee. All acts and determinations of the Administrative Committee will be duly recorded by its Secretary or under his supervision, and all such records, together with such other documents as may be necessary for the administration of the Plan, will be preserved in the custody of such Secretary.

     8.6 Construction of the Plan.

          The Administrative Committee will take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Administrative Committee, in its sole and full discretion, will interpret the Plan and will determine the questions arising in the administration, interpretation and application of the Plan. The Administrative Committee will endeavor to act, whether by general rules or by particular decisions, to treat all similarly-situated Participants uniformly, unless it otherwise deems necessary. The Administrative Committee will correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan.

     8.7 Direction of Trustee.

          The Administrative Committee will have the power to provide the Trustee with general investment policy guidelines and directions to assist the Trustee respecting investments made in compliance with, and pursuant to, the terms of the Plan.

     8.8 Indemnification.

          The Administrative Committee and each member of the Administrative Committee will be indemnified by the Participating Companies against judgment amounts, settlement amounts (other than amounts paid in settlement to which the Participating Companies do not consent) and expenses, reasonably incurred by the Administrative Committee or him in connection with any action to which the committee or he may be a party (by reason of his service as a member of the Administrative Committee) except in relation to matters as to which the committee or he will be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of its or his duties. The foregoing right to indemnification will be in addition to such other rights as the Administrative Committee or each Administrative Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder will be in addition to and not in lieu of any rights to indemnification to which the Administrative Committee or each Administrative Committee member may be entitled pursuant to the by-laws or other organizational rules of the Controlling Company. Service on the Administrative Committee will be deemed in partial fulfillment of an Administrative Committee member's function as an employee or officer of the Controlling Company or any Participating Company, if he serves in such other capacity as well.

ARTICLE IX
AMENDMENT AND TERMINATION

     9.1 Amendments.

          The Administrative Committee will have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Board. Any amendment will be in writing and executed by a duly authorized member of the Administrative Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan will remain in effect with respect to existing Account balances without permitting any new contributions; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.

     9.2 Termination of Plan.

          The Controlling Company expects to continue the Plan but reserves the right to discontinue and terminate the Plan at any time, for any reason. Any action to terminate the Plan will be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. Such termination will be binding on all Participants and Beneficiaries.

          If the Plan is terminated, each Participant will become 100% vested in his Account, which will be distributed in a single lump sum after the date the Plan is terminated if and to the extent such distribution is permitted under Code Section 409A and the regulations thereunder. Accordingly, payment of a Participant’s benefits may be made hereunder in accordance with one of the following:

     (a) termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

     (b) within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulations Section 1.409A-3(j)(4)(ix)(B); or

     (c) the termination of the Plan, provided the termination does not occur proximate to a downturn in the financial health of the Participating Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C).

     (d) such other events and conditions as the IRS may prescribe in generally applicable published guidance under Code Section 409A.

          The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. The amount of any such distribution will be determined as of the date of Plan termination.

     9.3 Authorization and Delegation to the Administrative Committee and Controlling Company.

          Each Affiliate which is or hereafter becomes a Participating Company irrevocably authorizes and empowers the Administrative Committee and the Board to:

     (a) amend or terminate the Plan without further action by the Participating Company as provided in Sections 9.1 and 9.2; and

     (b) perform such other acts and do such other things as the Administrative Committee and the Board are expressly directly authorized or permitted to perform or do in the Plan.

ARTICLE X
MISCELLANEOUS

     10.1 Taxation.

          It is the intention of the Controlling Company that the benefits payable hereunder will not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. Each Participant will be taxed for purposes of the Federal Insurance Contributions Act (“FICA”) as of the later of (i) the date that contributions are credited to the Participant’s Accounts; and (ii) the date that such amounts become vested. When benefits are paid hereunder, it is the intention of the Controlling Company that they will be deductible by the Participating Companies under Code Section 162.

     10.2 No Employment Contract.

          Nothing herein contained is intended to be nor will be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.

     10.3 Headings.

          The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise.

     10.4 Gender and Number.

          Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

     10.5 Assignment of Benefits.

          The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

     10.6 Legally Incompetent.

          The Administrative Committee, in its sole discretion, may direct that payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, be made instead to the guardian of such person or to the person having custody of such person, without further liability on the part of the Participating Company for the amount of such payment to the person on whose account such payment is made.

     10.7 Governing Law.

          The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.

     10.8 Exclusive Benefit.

          The benefits payable hereunder will be the exclusive benefit payable to any Participant under the Plan.

     IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer this 9th day of December, 2008, effective as of January 1, 2005.

RUDDICK CORPORATION

By:

Title:

EXHIBIT A

PARTICIPATING COMPANIES
(See Section 1.37)

Company Names	Effective Date

American and Efird, Inc.	August 16, 2002
Harris Teeter, Inc.	August 16, 2002

A-1